Exhibit 1.4

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made the 4th day of June, 2025 (“Effective Date”).

BETWEEN:

CEAD Panda Lender LLC (“Lender”)

Notice Address:

2329 Nostrand Avenue, 4th Floor

Brooklyn, New York 11210

AND:

CEA Industries inc. (“Borrower”)

Notice Address:

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

WHEREAS Borrower is a public company listed on the Nasdaq Capital Market;

WHEREAS Borrower has requested a loan from Lender to assist with closing on the acquisition of Fat Panda Ltd., Fat Panda Direct Ltd., 7446285 Manitoba Ltd., and 10050200 Manitoba Ltd. (each a “Fat Panda Entity” and collectively, the “Fat Panda Entities”) in accordance with that certain Agreement, dated as of February 7, 2025 as the same may be amended, by and among the Fat Panda Entities, the sellers of the Fat Panda Entities and the Canadian Subsidiary (the “Acquisition Agreement”);

WHEREAS Lender has agreed to fund to Borrower a loan in the principal amount of up to $4,000,000.00 (hereinafter referred to as the “Loan”);

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Part 1

DEFINITIONS and Interpretation

Definitions

1.1 Where used in this Agreement, and any amendment or supplement hereto, unless there is something in the subject matter or context necessarily inconsistent therewith:

(a) “Assets” shall have the same meaning as “Collateral” in the Security Agreement.

(b) “Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the State of New York are authorized or obligated by Law or executive order to be closed.

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(c) “Canadian Subsidiary” means 16728502 Canada Inc., a Wholly Owned Subsidiary of the Borrower.

(d) “Change in Control” means (i) a change in the majority of the directors of the Borrower, (ii) the sale or transfer of all or substantially all assets of the Borrower in one transaction or any series of transactions or (iii) Anthony K. McDonald is removed from the board of directors of the Borrower.

(e) “Event of Default” has the meaning set forth in Section 10.1;

(f) “Indebtedness” means all indebtedness and liability of the Borrower to the Lender (including interest thereon), present and future, absolute or contingent, joint or several, direct or indirect, matured or not, extended or renewed, wheresoever and howsoever incurred, and any ultimate balance thereof, including all advances on current or running account, future advances and re-advances, and for the performance of all obligations of the Borrower to the Lender arising under this Agreement;

(g) “Loan” has the meaning set forth in the Recitals;

(h) “Loan and Security Documents” has the meaning set forth in Section 6 below;

(i) “Loan Fee” means .5% of the amount of the Loan.

(j) “Maturity Date” means 6 months from the Effective Date.

(k) “Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (i) has or could be reasonably expected to have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Borrower, the value of any material Collateral, the enforceability of any Loan Documents, or the validity or priority of Lender’s liens on any Collateral; (ii) impairs the ability of the Borrower to perform its obligations under the Loan Documents, including repayment of any Indebtedness; or (iii) otherwise impairs the ability of Lender to enforce or collect any Indebtedness or to realize upon any Collateral.

(l) “Person” means an individual, partnership, limited partnership (including a limited liability partnership), corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(m) “Permitted Debt” means (i) the Indebtedness; (ii) trade payables incurred and paid in the ordinary course of business on normal trade credit terms; (iii) Intentionally omitted; (iv) intercompany indebtedness or capital contributions arising from the transfer of the Indebtedness from the Borrower to the Canadian Subsidiary; (v) fees for netting services, overdraft protections and otherwise in connection with deposit accounts with a depository institution to the extent incurred in the ordinary course of business; (vi) intentionally omitted; and (vii) indebtedness incurred by the Canadian Subsidiary to one or more of the sellers of the Fat Panda Entities in connection with the acquisition of the Fat Panda Entities and post-closing purchase price adjustments contemplated by the Acquisition Agreement.

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(n) “Permitted Liens” means (i) liens and charges in favor of the Lender pursuant to this Agreement and any other Loan and Security Documents; (ii) liens and charges for taxes not yet past due or being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (iii) liens and charges arising by contract or operation of law, in the ordinary course of business and not in connection with the borrowing of money, in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers so long as such liens either are for sums not yet past due or are being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (iv) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on real estate, that do not secure any monetary obligation and do not interfere with the Borrower’s ordinary course of business incurred prior to the date hereof; (v) normal and customary rights of setoff upon deposits for fees for netting services, overdraft protections in favor of depository institutions, and liens of a collecting bank on such payment items in the course of collection; (ix) the leasehold interest of lessors under operating leases and non-exclusive licensors under license agreements in the ordinary course of business, including any security provided to lessor or licensor pursuant thereto, so long as such lease and/or license does not restrict the right of the Lender in any material respect; (vi) liens or charges granted to the sellers of the Panda Entities provided such liens are subordinate to the Lender’s charge against the Panda Entities’ or Canadian Subsidiary’s assets in accordance with the Loan and Security Documents; and (vii) any other liens consented to by the Lender in writing.

(o) “UCC” shall have the same meaning as set forth in the Security Agreement.

(p) “Wholly Owned Subsidiary” shall mean, with respect to any Person, any subsidiary of such Person of which all of the equity securities (other than, in the case of a corporation, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person.

Interpretation

1.2 For the purposes of this Agreement:

(a) “this Agreement” means this Loan Agreement and any schedules hereto, as amended or supplemented from time to time;

(b) all references to any party, whether a party to this Agreement or not, will be read with such changes in number or gender as the context or reference requires;

(c) the headings are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement; and

(d) except where otherwise indicated or provided for, all statements of or references to dollar amounts in this Agreement mean lawful currency of the United States of America.

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Part 2

THE LOAN USES

Uses

2.1 The proceeds of the Loan shall be used by Borrower only (a) to maintain cash on the Borrower’s balance sheet, (b) for use as working capital in the operation of the business and (c) for the acquisition of the Fat Panda Entities, and for no other purpose.

Part 3

AGREEMENT TO LEND AND CONDITIONS PRECEDENT

Agreement to Lend

The Lender will advance to the Borrower, upon the terms and conditions of this Agreement, the aggregate principal sum of $4,000,000.

Conditions for Loan Advance

On or before the loan advance pursuant to Section 3.1 hereof, the following conditions shall be satisfied by the Borrower:

the representations and warranties set forth in Section 8.1 shall be true and accurate in all material respects;

the Lender will have received the executed Loan and Security Documents;

Lender will have received the Loan Fee; and

no event shall have occurred which would constitute an Event of Default or which would constitute an Event of Default with the giving of notice or lapse of time or both nor shall the applicable advance of the Loan result in the occurrence of any such event.

Part 4

Interest

Interest Rate

Interest will begin to accrue on the day an advance is made by the Lender, at a rate of 2.5% per month, not compounded but calculated at the end of each calendar month.

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Part 5

Payment

Repayment of Principal

The Borrower shall not be obligated to pay any principal outstanding hereunder until the earlier of: (i) demand by the Lender following the occurrence of an Event of Default; and (ii) the Maturity Date, at which time the entire principal amount then outstanding under the Loan together with all accrued but unpaid interest shall immediately become due and payable by the Borrower.

Interest/Fee Payments

The Borrower shall pay to the Lender interest-only payments on the 1st day of each month (“Payment Date”) from and after the Early Prepayment Date. Lender shall provide written payment instructions (email being sufficient) for Borrower to make such payments.

Interest for the period from the date of the Loan advance through the Early Prepayment Date and the Loan Fee shall be deducted from the proceeds of the Loan.

Prepayment

Borrower may prepay the Loan (“Prepayment”) in whole or in part in accordance with the following provisions: (1) at least thirty (30) days prior to the date proposed for prepayment, Borrower delivers to Lender written notice of such prepayment and such notice specifies the date on which such prepayment shall occur and the amount of such prepayment, (2) Borrower pays to Lender all amounts due and owing, including all accrued and unpaid interest, the Prepayment Fee (if any), and all actually incurred out-of-pocket legal fees, (3) each partial prepayment shall be in a principal amount of not less than $100,000, (4) if any prepayment is tendered on a day which is not a Payment Date, Borrower pays to Lender an amount equal to the interest that would have accrued on the Loan after the date of prepayment through and including the date immediately preceding the next Payment Date had the prepayment not been made, and such sum shall constitute additional consideration for the prepayment and not a penalty and (5) if such Prepayment is made prior to September 1, 2025 (“Early Prepayment Date”), Borrower shall also pay to Lender together with such Prepayment, an amount (“Prepayment Fee”) equal to the interest which would have otherwise been payable on such prepaid amount from the date of such Prepayment through and including the Early Prepayment Date. No principal amount repaid may be re-borrowed. Any Prepayment shall be applied as to accrued interest first and then principal.

Part 6

LOAN AND SECURITY DOCUMENTS

The loan and security documents shall include the following (in form and content acceptable to the Lender):

this executed Loan Agreement;

the Note (as hereinafter defined);

a security agreement (the “Security Agreement”) to be executed and delivered by the Borrower in favor of the Lender, providing a first priority security interest on all the Borrower’s present and after acquired personal property and Assets, together with financing statements for filing under the UCC in respect of the security interest created by the security agreement;

a guarantee and postponement of claim from the Fat Panda Entities;

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a general charge from the Fat Panda Entities and the Canadian Subsidiary perfected by applicable registrations in respect of such security as required by the Lender; and

such other security, documents, corporate documentation, resolutions and agreements as the Lender may reasonably require prior to the Effective Date ((a)-(f) collectively, the “Loan and Security Documents”).

Part 7

EVIDENCE OF INDEBTEDNESS

The Promissory Note dated as of the date hereof between the Borrower and the Lender in the form attached hereto as Schedule “A” (the “Note”) shall evidence the Indebtedness.

Part 8

REPRESENTATIONS AND WARRANTIES

Borrower’s Representations and Warranties

To induce the Lender to enter into and complete the transactions contemplated by this Agreement, the Borrower hereby represents and warrants, as representations and warranties that are true and correct in all respects, as of the date hereof:

the Borrower, the Canadian Subsidiary and the Fat Panda Entities have been duly incorporated and are validly existing corporations or companies (as applicable) under the laws of the jurisdiction of incorporation and are in good standing with respect to all corporate and similar filings in all jurisdictions where they carry on business;

the Borrower, the Canadian Subsidiary and the Fat Panda Entities have the full power and authority to enter into the Loan and Security Documents executed by them and all necessary corporate steps and corporate actions have been taken to authorize the execution and delivery of the Loan and Security Documents and the performance of their obligations thereunder;

the Loan and Security Documents and any other related agreements contemplated hereby to which the Borrower, the Canadian Subsidiary and/or the Fat Panda Entities are a party will constitute legal, valid and binding obligations enforceable against the Borrower, the Canadian Subsidiary and/ the Fat Panda Entities in accordance with their terms, subject to applicable laws relating to bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to the discretion of a Court of competent jurisdiction regarding the availability of equitable remedies;

the Borrower has good and marketable title to and possession of the tangible personal property and Assets, good and valid title to the shares of the Canadian Subsidiary and of its other subsidiary (Surna Cultivation Technologies) and its intangible Assets owned by it, and is the legal and beneficial owner thereof.

Upon consummation of the transaction contemplated by the Acquisition Agreement, the Canadian Subsidiary will have good and marketable title to the shares of the Fat Panda Entities;

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The Fat Panda Entities have good and marketable title to and possession of their tangible personal property and Assets;

there are no liens, claims, charges, or encumbrances whatsoever against the Assets other than Permitted Liens;

all services or materials which have been provided to the Assets, or any part thereof, have been paid for in full or will be in paid in full in due course, and there are no rights in favor of any Person or persons to claim a lien or liens against the Assets arising from non-payment;

there are no actions or proceedings pending or, to the knowledge of the Borrower, threatened which challenge the validity of this Agreement or any instrument or document collateral hereto, or which could reasonably be expected to result in a material adverse change in the financial condition of the Borrower or which would materially adversely affect the ability of the Borrower to perform its obligations under this Agreement, the Security Agreement or any other document in connection with this Agreement; and no Event of Default exists.

All representations and warranties of the Borrower contained herein, and all representations and warranties contained in any certificate, agreement or material delivered hereunder shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by the Lender or by any representative of the Lender and shall survive the execution of this Loan Agreement and the advance of the Loan and continue in full force and effect for the benefit of the Lender without limitation until the Loan has been fully repaid. All such representations and warranties shall be deemed to be given at and as of the date of an advance of the Loan with the same effect, subject to the transactions contemplated hereby, as if made at and as of such date.

Part 9

COVENANTS

Positive Covenants

The Borrower covenants and agrees with the Lender, as follows:

it will duly and punctually pay or cause to be paid to the Lender any payment due under this Agreement in the manner set forth herein;

it will fully observe and perform their obligations under the Loan and Security Documents and all other agreements and documentation delivered hereunder to which the Borrower is a party;

it will at all times maintain its corporate existence;

it will carry on and conduct its business in a proper, efficient and businesslike manner and in accordance with good business practices;

it will advise the Lender in writing upon the occurrence of an Event of Default;

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it together with its Wholly Owned Subsidiaries will maintain at least $1,500,000 in cash and have a minimum of $4,000,000 in working capital (inclusive of any cash) (the “Financial Covenants”); and

it will provide the Lender monthly, or during the continuance of an Event of Default at such more frequent times as the Lender may reasonably require, with a monthly written confirmation confirming compliance with the Financial Covenants , including at a minimum, bank statements and internal financial reports .

Negative Covenants

Except with the prior written consent of the Lender which consent may be granted or denied in Lender’s sole discretion, the Borrower covenants and agrees with Lender as follows:

Not to make, give or create or attempt to make, give or create any charge, lien or encumbrance upon the Assets or any part or parts of it, other than Permitted Liens;

not to create, issue, incur, assume or permit to exist any debt fundings other than Permitted Debt;

not to make any distribution of profits or other compensation by way of income to its shareholders;

not to redeem or purchase any of the shares of the Borrower;

not to lend money to any Person, directly or indirectly, other than Permitted Debt pursuant to subclause (iv) of the definition of Permitted Debts;

not to guarantee the obligations of any Person, directly or indirectly; and

not to make any acquisitions of any Person in excess of CAD $150,000 or outside of the ordinary course of business.

Part 10

DEFAULT

Default

The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) shall constitute a default hereunder:

if the Borrower fails to pay or repay to the Lender on the due date any amount owing to the Lender pursuant hereto;

if the Borrower fails to perform any of its obligations or commits any default under the provisions of this Agreement (other than any Events of Default referenced elsewhere in this Section 10.1) and, after notice has been given by the Lender to the Borrower specifying such default and requiring the Borrower to remedy or cure the same, the Borrower shall fail to remedy such default within a period of 5 days after the giving of such notice or 10 days with respect to the Financial Covenants, which period shall be extended for up to sixty (60) days if such breach, failure or default is not capable of being cured within the 5 or 10 day cure period as applicable and the Borrower commences such cure within such 5 or 10 day period as applicable and diligently pursues such cure to completion;

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if any representation, warranty or material information of the Borrower contained in this Agreement is or becomes materially false and the facts or circumstances which make such representation, warranty or material information false are not remedied and the representation, warranty or material information in question remains false more than 5 days after the Lender notifies the Borrower of the same;

if there is a Change in Control;

the occurrence of any event or circumstances that would result in a Material Adverse Effect;

if the Borrower ceases to carry on business, makes an assignment for the benefit of the creditors, becomes insolvent, commits an act of bankruptcy, is petitioned into bankruptcy, or otherwise takes the benefit of any insolvency or debtors’ legislation and, if applicable, such proceeding or other action shall continue undismissed, or unstayed and in effect, for any period of 60 consecutive days;

if any portion of the Borrower’s Assets are attached, seized, subjected to a writ or distress warrant, levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity, and the Borrower has not cured such event within fifteen (15) days after notice thereof; or

if the Borrower is wound up, or a receiver is appointed over any part of the Borrower’s business or assets.

Remedies

Upon the occurrence of an Event of Default which is continuing after the expiry of the applicable cure period, at its option, the Lender may demand immediate payment of the Indebtedness outstanding under the Loan, and the same shall thereupon become immediately due and payable and failing payment of the same, the Lender may then proceed to enforce payment thereof by exercising any right, power or remedy permitted by this Agreement, or by law in such manner as the Lender may elect, and for any of such purposes may commence such legal action or proceedings as, in its sole discretion, it may deem expedient, all without presentation, protest or further demand, or notice of any kind, all of which are hereby expressly waived by the Borrower.

If the Borrower defaults in any covenant to be performed by it under this Agreement, the Lender may, at its sole option, perform any covenant of the Borrower capable of being performed by the Lender and if the Lender is put to any costs, charges, expenses or outlays to perform any such covenant, the Borrower will indemnify the Lender for such costs, charges, expenses or outlays and such costs, charges, expenses or outlays incurred by the Lender (including attorneys’ fees and charges incurred by the Lender) will be added to the principal amount of the Loan and secured by the Security Agreement.

The Lender may waive any breach by the Borrower of any of the provisions contained herein or any default in the observance or performance of any covenant or condition required to be observed or performed under the terms hereof, provided always that no act or omission of the Lender shall extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom.

Without limiting any of the Lender’s rights hereunder, the Lender may grant extensions, take and give up securities, accept compositions, grant, releases, and discharges and otherwise deal with the Borrower and other parties, sureties or securities as the Lender may see fit without prejudice to the liability of the Borrower hereunder.

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Part 11

GENERAL PROVISIONS

Time of Essence

11.1 Time will be of the essence with respect to all obligations of Borrower under this Agreement.

Governing Law

11.2 This Agreement will be construed in accordance with and governed by the laws of the State of New York.

Submission to Jurisdiction

11.3 The Borrower submits to the jurisdiction of the courts of the State of New York and agree to be bound by any suit, action or proceeding commenced in such courts and by any order or judgment resulting from such suit, action or proceeding, and the foregoing will in no way limit the right of the Lender to commence suits, actions, or proceedings based on this Agreement or any of the Security in any jurisdiction.

Further Acts

11.4 Forthwith upon request by the Lender, the Borrower will execute and deliver all such further deeds, documents, and instruments and will do all such further acts and things as in the reasonable opinion of the Lender or its solicitors are necessary or advisable in order to carry out, give effect to, or perfect the provisions and intent of this Agreement and the transactions contemplated hereby.

Severability

11.5 If any provision contained in this Agreement is for any reason held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, then at the option of the Lender such invalid, illegal, or unenforceable provision will be severable from and will not affect any other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Notice

All notices, requests, demands and other communications that are required or permitted under this Agreement will be in writing and delivered or mailed by registered mail, postage prepaid, at their addresses set out on page 1 or to such other address, facsimile number or email address as may be specified by one party to the others in a notice given in the manner herein provided.

Entire Agreement

11.6 This Agreement merges and supersedes all prior negotiations, representations, and agreements, and expresses the entire agreement of the parties hereto with respect to the subject matter hereof.

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Amendments

11.7 This Agreement may not be amended without the written agreement of both the Lender and the Borrower.

Costs and Expenses

11.8 The Borrower will pay the cost and expenses, including all reasonable out-of-pocket legal fees of Lender’s counsel, in connection with the preparation and execution of the Loan and Security Documents.

Independent Legal Advice

11.9 Each of the parties acknowledge and declare that in executing this Agreement, they are relying wholly upon their own judgment, belief and knowledge of the nature, extent and duration of all such matters, causes or things contained herein as well as liability questions involved, having had adequate opportunity to seek and obtain such independent legal advice with respect thereto as they require and that the other party hereto is relying on this acknowledgement and declaration in entering into this Agreement.

Assignment

11.10 This Agreement shall be binding upon, and inuring to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not assign any of their rights and obligations under this Agreement without the prior written consent of the Lender.

11.11 This Agreement may be signed electronically and in as many counterparts as may be necessary, each of which so signed will be deemed to be an original (and each signed copy sent by electronic facsimile transmission will be deemed to be an original), and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date first above written.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Lender: CEAD Panda Lender LLC

By:	/s/ Jeffrey Zwick, Esq.
Name:	Jeffrey Zwick Esq.
Title:	Authorized Signatory

BORROWER: CEA INDUSTRIES INC.

By:	/s/ Anthony K. McDonald
Name:	Anthony K. McDonald
Title:	Chief Executive Officer

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SCHEDULE “A”

PROMISSORY NOTE

1.	FOR VALUE RECEIVED, the undersigned, CEA Industries Inc., ( “Borrower”), hereby promises to pay to CEAD Panda Lender LLC (“Lender”) the unpaid principal amount of the Loan as defined in a Loan Agreement dated May 29, 2025 (the “Loan Agreement”), made available to the Borrower by the Lender (“Advances”), together with interest on such Advances, as hereinafter provided for.

2.	Term and Payment. The term of this Promissory Note will commence on the date hereof and end on the Maturity Date, as defined in the Loan Agreement. Interest-only payments shall be due and payable on the 1st day of each month. On the Maturity Date, the Indebtedness, as defined in the Loan Agreement, will become immediately due and payable, without presentment, demand, protest or notice.

3.	Interest Calculation. Interest will begin to accrue on the day an advance is made by the Lender, at a rate of 2% per month, not compounded but calculated at the end of each calendar month.

4.	Priority. This Promissory Note is secured as described in the Loan Agreement.

5.	Prepayment. Subject to any agreement to the contrary, this Promissory Note shall be open for repayment in full or in part by the Borrower at any time or times in accordance with the Loan Agreement.

6.	Security. The Borrower’s obligations pursuant to this Promissory Note shall be secured by all Assets (as defined in the Loan Agreement) of the Borrower, pursuant to a Security Agreement dated as of the date hereof granted by the Borrower in favour of the Lender.

7.	Waiver, Etc. The Borrower hereby waives presentment, notice of dishonour, protest and notice of protest. No failure or delay by the Lender in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right exclude any further exercise thereof or the exercise of any other right.

8.	Assignment. This Promissory Note shall be binding upon the parties and their respective successors and assigns. The Borrower may not assign any of their rights and obligations under this Agreement without the prior written consent the Lender.

9.	Amendment. This Promissory Note shall not be changed, modified, discharged or amended in any manner other than by agreement in writing signed by the Lender and the Borrower, or their respective heirs, executors, administrators, successors or assigns.

10.	Conflict. This Promissory Note is made pursuant to the Loan Agreement. In the event there is any conflict between this Promissory Note and the Loan Agreement, the provisions of the Loan Agreement shall prevail.

11.	Counterparts. This Promissory Note may be executed electronically and in counterparts by the respective parties, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement, provided that Promissory Note shall be of no force and effect until the counterparts are exchanged.

12.	Governing Law. This Promissory Note shall be governed by and construed in accordance with the laws of the State of New York.

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DATED this 4th day of June, 2025.

CEA INDUSTRIES INC.

By:	/s/ Anthony K. McDonald
Name:	Anthony K. McDonald
Title:	Chief Executive Officer